Exhibit 21.1

SUBSIDIARIES OF BLACK STONE MINERALS, L.P.

Entity	Jurisdiction of Organization
Black Stone Energy Company, L.L.C.	Texas
Black Stone Energy Company, L.L.C. of TX	Texas
Black Stone Louisiana L.L.C.	Delaware
Black Stone Minerals Company, L.P.	Delaware
Black Stone Minerals GP, L.L.C.	Delaware
Black Stone Natural Resources, L.L.C.	Delaware
Black Stone Natural Resources Management Company	Texas
BSMC GP, L.L.C.	Delaware
TLW Investments, L.L.C.	Oklahoma
NAMP Holdings, L.L.C.	Delaware
NAMP GP, L.L.C.	Oklahoma
NAMP 1, L.P.	Oklahoma
NAMP 2, L.P.	Oklahoma